CUSIP No. 744028101      13GPage 1 of 5 Pages

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

Provident New York Bancorp

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

744028101

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ]Rule 13d-1(b)

[     ]Rule 13d-1(c)

[     ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 744028101      13GPage 2 of 5 Pages

1.	Name of Reporting Persons.

I.R.S. Identification No. of above persons (entities only).

Provident Bank Employee Stock Ownership Trust

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2.	Check the Appropriate Box if a Member of a Group:

(a) [ ]

(b) [ X ]

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3.	SEC Use Only

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4.	Citizenship or Place of Organization:

New York

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Number of Shares Beneficially Owned by Each Reporting Person With:

5.	Sole Voting Power:

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6.	Shared Voting Power:

2,077,037

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7.	Sole Dispositive Power:

2,077,037

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8.	Shared Dispositive Power:

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9.	Aggregate Amount Beneficially owned by Each Reporting Person

2,077,037

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10.	Check if Aggregate Amount in Row (9) Excludes Certain Shares:
[ ]

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11.	Percent of Class Represented by Amount in Row (9):

5.18%

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12.	Type of Reporting Person:

EP

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CUSIP No. 744028101      13GPage 3 of 5 Pages

ITEM 1.

(a)	Name of Issuer:	Provident New York Bancorp
(b)	Address of Issuer’s Principal Executive Offices:	400 Rella Blvd

             Montebello, NY 10901-4241

ITEM 2.

(a)	– (c) Name, Principal Business Address and Citizenship of Person Filing:
Name:	Provident Bank Employee Stock Ownership Plan Trust

Address:	801 Warrenville Road

Suite #500

Lisle, IL 60532

Citizenship:	New York

(d)	Title of Class of Securities:	Common Stock, $0.01 par value per share

(e)	CUSIP Number:	744028101

Item 3. If this statement is filed pursuant to Rule 13D-1(b) or 13D-2(b) or (c), check whether the person filing is a:

(a) through (j) – Should be assessed for appropriate selection.

(f)	[ X ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

Item 4. Ownership - Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	2,077,037

(b)	5.18%

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote:
(ii)	Shared power to vote or direct the vote: 2,077,037
(iii)	Sole power to dispose or direct the disposition of: 2,077,037
(iv)	Shared power to dispose or direct the disposition of:

Item 5. Ownership of Five Percent or Less of Class

N/A

CUSIP No. 744028101	13G	Page 4 of 5 Pages

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

N/A

Item 8. Identification and Classification of Members of the Group

The reporting person is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 9. Notice of Dissolution of Group

N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of having or influencing the control of the issuer of the securities and are not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 744028101      13GPage 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

_/s/ Patrick J. DeCraene__________________________

Patrick J. DeCraene

Vice President, GreatBanc Trust Company, as Trustee

February 8, 2008